UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 21, 2009
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16463 (Commission File Number)	13-4004153 (I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri (Address of principal executive offices)	63101-1826 (Zip Code)
Registrant’s telephone number, including area code (314) 342-3400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On December 21, 2009, Peabody Energy Corporation (the “Company”) and Gregory H. Boyce, Chairman and Chief Executive Officer, entered into a restated employment agreement (the “Restated Agreement”). The Restated Agreement is effective December 31, 2009, and supersedes and replaces the most recent employment agreement between the Company and Mr. Boyce dated December 31, 2008 (the “Prior Agreement”).
     The principal changes made in the Restated Agreement include the following:
•	Change the term of employment so that Mr. Boyce’s employment under the Restated Agreement begins on December 31, 2009 and ends on December 31, 2014, subject to earlier termination as provided in the Restated Agreement. Under the Prior Agreement, Mr. Boyce had a three-year term of employment that was automatically extended on a daily basis, subject to termination as provided in the Prior Agreement.

•	Reduce the benefits Mr. Boyce would be entitled to following a termination other than for Cause or a resignation for Good Reason (as those terms are defined in the Restated Agreement). Under the Restated Agreement, Mr. Boyce would be entitled to an amount equal to the sum of (i) the Specified Multiple (as defined below) times base salary, plus (ii) the Specified Multiple times the annual average of the actual incentive bonuses he earned for the three years preceding the year of termination, plus (iii) the Specified Multiple times six percent of base salary (to compensate for Company contributions he otherwise might have received under the Company’s retirement plan). For purposes of the Restated Agreement, the “Specified Multiple” is 2.8 from December 31, 2009 through March 31, 2012 and thereafter decreases ratably on a daily basis until it reaches zero (0) on December 31, 2014. Under the Prior Agreement, the Specified Multiple was three (3).

•	Modify the definition of “Good Reason” to exclude from that definition any reduction in Mr. Boyce’s total direct compensation (which consists of base salary, target bonus opportunity and long-term incentive award grant date value) or maximum bonus opportunity for a calendar year if (y) the reduction comparably affects all similarly-situated Company executives and (z) Mr. Boyce’s actual total direct compensation has exceeded the 65th percentile of an industry comparator group for each of the two (2) immediately preceding consecutive calendar years. This exclusion would not apply if during the employment term, the Company: (1) reduces Mr. Boyce’s base salary by more than 20% in a single year; (2) reduces Mr. Boyce’s base salary below $860,000; or (3) reduces Mr. Boyce’s target total direct compensation below the 50th percentile of an industry comparator group.

•	Modify the definition of “Good Reason” to permit the Board to change Mr. Boyce’s duties or responsibilities if such change is specifically required by a law or regulation providing that the Board have a non-executive chairperson.

•	Eliminate tax gross-up payments for any excise taxes or related interest or penalties imposed by Internal Revenue Code Section 4999 (collectively, “Excise Tax”). If Mr. Boyce becomes entitled to any payment, benefit or distribution which is subject to the Excise Tax, the aggregate payments shall be reduced (using a method that complies with Internal Revenue Code Section 409A) to the safe harbor amount under Internal Revenue Code Section 280G if the value of Mr. Boyce’s net after-tax benefit as a result of the reduction would exceed the value of the net after-tax benefit if such reduction were not made and Mr. Boyce paid the Excise Tax.

•	Provide for continued vesting in accordance with their terms of Mr. Boyce’s unvested long-term incentive awards if his employment terminates (i) during the first three years of the employment term (2010 — 2012) due to his disability, death, termination by the Company without Cause or resignation by Mr. Boyce for Good Reason, or (ii) during the last two (2) years of the employment term (2013-2014) for any reason other than for Cause or retirement without his giving six months written notice.
     The foregoing description is only a summary of certain provisions of the Restated Agreement, and is qualified in its entirety by reference to the Restated Agreement itself, which is filed as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Restated Employment Agreement effective December 31, 2009 by and between Peabody Energy Corporation and Gregory H. Boyce (entered into on December 21, 2009).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
December 24, 2009	By:	/s/ Kenneth L. Wagner
		Name:	Kenneth L. Wagner
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Restated Employment Agreement effective December 31, 2009 by and between Peabody Energy Corporation and Gregory H. Boyce (entered into on December 21, 2009).

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